Exhibit 99.1

FOR FURTHER INFORMATION:

Michael W. McCarthy

VP- Corporate Communications

Photronics, Inc.

(203)775-9000

mmccarthy@brk.photronics.com

FOR IMMEDIATE RELEASE

August 16, 2005

PHOTRONICS ANNOUNCES RECORD THIRD QUARTER RESULTS

Third Quarter Highlights:

•	Revenues of $114.9 million set a new quarterly record

•	Net income of $14.8 million sets new quarterly record

•	Net proceeds of $163 million raised through issuance of 8,050,000 shares of common stock

BROOKFIELD, Connecticut August 16, 2005 — Photronics, Inc. (Nasdaq:PLAB), a worldwide leader in supplying innovative imaging technology solutions for the global electronics industry, today reported fiscal 2005 third quarter and nine month results for the period ended July 31, 2005.

Sales for the quarter were a record $114.9 million, up 10.8%, compared to $103.7 million for the third quarter of 2004. Net income for the third quarter of fiscal 2005 amounted to $14.8 million, or $0.35 per diluted share, compared to the prior year’s third quarter net income of $8.4 million, or $0.23 per diluted share. Earnings per share for the third quarter of fiscal 2005 included:

•	the dilutive impact of approximately $0.02 per share reflected in the issuance of 8,050,000 shares of common stock in association with an equity offering completed on July 6, 2005.

•	the accretive impact of $0.06 per share related to resolution of a conditional government grant obligation, increased investment income associated with the offering proceeds and foreign currency gains.

Sales for the first nine months of 2005 were $329.0 million, up 12.9% from the $291.4 million for the first nine months of fiscal 2004. Net income for the first nine months of fiscal 2005 amounted to $29.9 million, or $0.77 per diluted share, compared to the prior year’s first nine months net income of $16.6 million, or $0.47 per diluted share.

Michael J. Luttati, Chief Executive Officer, commented, “Overall demand for photomask technology and services in all regions and market segments remain robust. Revenues for the third quarter, despite reaching record levels, came in at the lower end of our expectations primarily as the result of a short term operational issue experienced in one of our European facilities during the last month of the quarter. He added, “Asia and North

— more —

PHOTRONICS ANNOUNCES RECORD THIRD QUARTER RESULTS	PAGE TWO

America performed well, supported by their ability to increase market share. Additionally, our flat panel display mask operations in Asia posted their seventh consecutive quarter of sequential growth as the demand for Generation 6 and Generation 7 products grow.”

In speaking about future investments, Mr. Luttati added, “Our expansion initiatives are proceeding according to schedule. We are now poised to bring our ownership of PKL to 100%, enabling our investors to fully benefit from the strong growth being experienced in Korea for both semiconductor and flat panel display masks. Additionally, the installation of our second 65 nanometer line in Korea, the new semiconductor mask fab in Shanghai, China and the flat panel mask fab in Taichung, Taiwan add to our competitive strength and position to capitalize on the growth opportunities in the semiconductor and flat panel display mask segments we serve.”

A conference call with investors and the media to discuss these results can be accessed by logging onto Photronics’ web site at www.photronics.com/, then clicking on the “Conference Calls” button in the top right corner of the home page. The call is scheduled for 8:30 a.m. Eastern Daylight Time on Wednesday, August 17th and will be archived for instant replay access until the Company reports its fiscal fourth quarter results on December 6, 2005 after the equity markets close. The live call dial-in number is (706)634-5086.

# # #

Photronics is a leading worldwide manufacturer of photomasks. Photomasks are high precision quartz plates that contain microscopic images of electronic circuits. A key element in the manufacture of semiconductors and flat panel displays, photomasks are used to transfer circuit patterns onto semiconductor wafers and flat panel substrates during the fabrication of integrated circuits, a variety of flat panel displays and, to a lesser extent, other types of electrical and optical components. They are produced in accordance with product designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Certain statements in this release are considered “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks and uncertainties. In particular, any statement contained in this release regarding the consummation and benefits of future acquisitions, expectations with respect to future sales, financial performance, operating efficiencies and product expansion, are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the control of the Company. These factors may cause actual results, performance or achievements to differ materially from anticipated results, performances or achievements. Factors that might affect such forward looking statements include, but are not limited to, overall economic and business conditions; the demand and receipt of orders for the Company’s products; competitive factors in the industries and geographic markets in which the Company competes; changes in federal, state and foreign tax requirements (including tax rate changes, new tax laws and revised tax law interpretations); the Company’s ability to place new equipment in service on a timely basis; interest rate fluctuations and other capital market conditions, including foreign currency rate fluctuations; economic and political conditions in international markets; the ability to obtain a new bank facility or other financings; the ability to achieve anticipated synergies and other cost savings in connection with acquisitions and productivity programs; the timing, impact and other uncertainties of future acquisitions and investments; the seasonal and cyclical nature of the semiconductor industry; the availability of capital; management changes; damage or destruction to our facilities by natural disasters, labor strikes, political unrest or terrorist activity; the ability to fully utilize its tools; the ability of the Company to receive desired yields, pricing, product mix, and market acceptance of its products; changes in technology; and other risks and uncertainties set forth in the Company’s SEC filings from time to time. Any forward-looking statements should be considered in light of these factors. The Company assumes no obligation to update the information in this release.

05-15

PHOTRONICS, INC. AND SUBSIDIARIES

Consolidated Condensed Statements of Income

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	July 31 2005	August 1 2004	July 31 2005	August 1 2004
Net sales	$114,901	$103,728	$328,977	$291,384
Costs and expenses:
Cost of sales	75,350	66,485	218,990	192,469
Selling, general and administrative	13,762	13,519	40,001	40,350
Research and development	7,908	7,619	23,803	22,553

Operating income	17,881	16,105	46,183	36,012
Other income (expense), net	1,953	(2,600)	(3,128)	(7,984)

Income before income taxes and minority interest	19,834	13,505	43,055	28,028
Income tax provision	3,596	1,494	8,048	4,018

Income before minority interest	16,238	12,011	35,007	24,010
Minority interest	(1,443)	(3,571)	(5,093)	(7,443)

Net income	$14,795	$8,440	$29,914	$16,567

Earnings per share:
Basic	$0.42	$0.26	$0.89	$0.51

Diluted	$0.35	$0.23	$0.77	$0.47

Weighted average number of common shares outstanding:
Basic	35,295	32,747	33,605	32,533

Diluted	45,269	42,188	43,320	42,360

PHOTRONICS, INC. AND SUBSIDIARIES

Consolidated Condensed Balance Sheets

(in thousands)

	July 31 2005	October 31 2004
Assets

Current assets:
Cash, cash equivalents and short-term investments of $82,420 in 2005 and $84,628 in 2004	$315,811	$226,928
Accounts receivable	70,641	68,737
Inventories	16,843	16,066
Other current assets	39,879	33,995

Total current assets	443,174	345,726

Property, plant and equipment, net	416,729	396,461
Goodwill	136,396	115,906
Other assets	8,231	14,778

	$1,004,530	$872,871

Liabilities and Shareholders’ Equity

Current liabilities:
Current portion of long-term debt	$12,668	$3,018
Accounts payable	50,046	57,746
Other accrued liabilities	29,796	29,900

Total current liabilities	92,510	90,664

Long-term debt	249,410	315,888
Deferred income taxes and other liabilities	50,175	52,122
Minority interest	55,547	64,724

Shareholders’ equity	556,888	349,473

	$1,004,530	$872,871

PHOTRONICS, INC. AND SUBSIDIARIES

Consolidated Condensed Statements of Cash Flows

(in thousands)

	Nine Months Ended
	July 31 2005	August 1 2004
Cash flows from operating activities:
Net income	$29,914	$16,567
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	64,406	64,027
Loss on repurchase of notes	1,427	—
Changes in assets and liabilities and other	(5,135)	857

Net cash provided by operating activities	90,612	81,451

Cash flows from investing activities:
Deposits on and purchases of property, plant and equipment	(75,073)	(52,836)
Sales (purchases) of short-term investments	2,895	(91,409)
Acquisition of additional interest in PK Ltd.	(40,350)	—
Other	—	608

Net cash used in investing activities	(112,528)	(143,637)

Cash flows from financing activities:
Repayment of long-term debt, net	(56,200)	(14,408)
Proceeds from issuance of common stock	169,556	1,414

Net cash provided by (used in) financing activities	113,356	(12,994)

Effect of exchange rate changes on cash flows	(349)	2,283

Net increase (decrease) in cash and cash equivalents	91,091	(72,897)
Cash and cash equivalents, beginning of period	142,300	214,777

Cash and cash equivalents, end of period	$233,391	$141,880